EXHIBIT 99.1

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Delta Air Lines Reports Monthly Results for May 2006

ATLANTA, June 29, 2006 - Delta Air Lines (Other OTC: DALRQ) today filed its Monthly Operating Report for May 2006 with the U.S. Bankruptcy Court for the Southern District of New York. Key points include:

•	Delta’s May 2006 net loss was $16 million.
•	May 2006 net income before reorganization items was $8 million.
•	As of May 31, 2006, Delta had $2.7 billion of unrestricted cash, cash equivalents and short-term investments.

Delta reported a net loss of $16 million in the month of May 2006, compared to a net loss of $140 million in May 2005. Delta’s net income before reorganization items was $8 million for May 2006, a $148 million improvement versus the net loss in the prior year period. As of May 31, 2006, Delta had $3.8 billion of cash, cash equivalents and short-term investments, of which $2.7 billion was unrestricted.

Restructuring Progress

In September 2005, Delta announced a comprehensive restructuring plan intended to deliver an additional $3 billion in annual financial benefits through revenue improvements and cost reductions by the end of 2007. During the month of May, the progress that Delta has made is reflected by:

•
A reduction in operating costs to achieve a mainline non-fuel CASM (1) of 6.95 cents for the month, a 2.8 percent decrease year over year. This unit cost improvement was achieved despite a 10.9 percent reduction in mainline capacity.

•	Improved consolidated passenger unit revenue of 10.77 cents, an 18.5 percent increase compared to May 2005.

“Despite a 35 percent increase in fuel prices year over year, May’s results represent our second consecutive month of profitability, excluding the impact of reorganization items,” said Edward H. Bastian, Delta’s executive vice president and chief financial officer. “While our improved results in traditionally high-traffic months are an encouraging sign that our restructuring plan is working, the continuing high price of fuel remains a significant risk factor to our restructuring plan and drives the increased urgency in completing our restructuring objectives.”

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About Delta

Delta Air Lines is one of the world’s fastest growing international carriers with more than 50 new international routes added in the last year. Delta offers flights to 460 destinations in 97 countries on Delta, Delta Shuttle, the Delta Connection carriers and its worldwide partners. As the world’s leading carrier between the United States and Europe, Delta offers customers more weekly flights between the United States and destinations across Europe, India and Israel than any other global airline, including service on 11 new transatlantic routes launched since March. Delta also is a major carrier to Mexico, South and Central America and the Caribbean, with nearly 40 new routes announced in the last year. Delta's marketing alliances also allow customers to earn and redeem SkyMiles on more than 14,000 flights offered by SkyTeam and other partners. Delta is a founding member of SkyTeam, a global airline alliance that provides customers with extensive worldwide destinations, flights and services. Customers can check in for flights, print boarding passes and check flight status at delta.com.

Endnote
(1)
Included is a reconciliation of Delta’s mainline CASM excluding fuel expense. Delta presents mainline CASM excluding fuel expense because management believes high fuel prices mask the progress that Delta achieved toward its business plan targets.

Statements in this news release that are not historical facts, including statements regarding our estimates, expectations, beliefs, intentions, projections or strategies for the future, may be “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995.  All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the estimates, expectations, beliefs, intentions, projections and strategies reflected in or suggested by the forward-looking statements.  These risks and uncertainties include, but are not limited to, the actions and decisions of our creditors and other third parties with interests in our Chapter 11 proceedings; our ability to obtain court approval with respect to motions in the Chapter 11 proceedings prosecuted from time to time; our ability to develop, prosecute, confirm and consummate one or more plans of reorganization with respect to the Chapter 11 proceedings and to consummate all of the transactions contemplated by one or more such plans of reorganization or upon which consummation of such plans may be conditioned; risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusivity period for us to propose and confirm one or more plans of reorganization, to appoint a Chapter 11 trustee or to convert the cases to Chapter 7 cases; our ability to obtain and maintain normal terms with vendors and service providers; our ability to maintain contracts that are critical to our operations; our ability to maintain adequate liquidity to fund and execute our business plan during the Chapter 11 proceedings and in the context of a plan of reorganization and thereafter; our ability to comply with financial covenants in our financing agreements; labor issues, including our ability to reduce our pilot labor costs to the level called for by our business plan and possible strikes or job actions by unionized employees; our ability to implement our business plan successfully; the cost of aircraft fuel; pension plan

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funding obligations; interruptions or disruptions in service at one of our hub airports; our increasing dependence on technology in our operations; our ability to retain management and key employees; restructurings by competitors; the effects of terrorist attacks; and competitive conditions in the airline industry.

Additional information concerning risks and uncertainties that could cause differences between actual results and forward-looking statements is contained in Delta’s Securities and Exchange Commission filings, including its Form 10-K filed on March 27, 2006 and its Form 10-Q, filed on May 12, 2006.

The risks and uncertainties and the terms of any reorganization plan ultimately confirmed can affect the value of our various pre-petition liabilities, common stock and/or other securities.  No assurance can be given as to what values, if any, will be ascribed in the bankruptcy proceedings to each of these liabilities or securities.

We believe that our currently outstanding common stock will have no value and will be canceled under any plan of reorganization we propose, and that the value of our various pre-petition liabilities and other securities is highly speculative.  Accordingly, we urge that caution be exercised with respect to existing and future investments in any of these liabilities and/or securities.  Investors and other interested parties can obtain information about Delta’s Chapter 11 filing on the Internet at delta.com/restructure. Court filings and claims information are available at deltadocket.com.  Caution should be taken not to place undue reliance on Delta’s forward-looking statements, which represent Delta’s views only as of June 29, 2006, and which Delta has no current intention to update.

Note 1: The following table shows reconciliation of certain financial measures adjusted for the items shown below.

(cents)	For the Month Ended May 31, 2006	For the Month Ended May 31, 2005
Mainline CASM	10.11	9.58
Fuel expense	3.16	2.44
Mainline CASM excluding fuel expense	6.95	7.14

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